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                                                                    EXHIBIT 99.1

For Immediate Release
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                  KENETECH CORPORATION SIGNS MERGER AGREEMENT

San Francisco, Calif., October 25, 2000  --  KENETECH CORPORATION (OTCBB:
KWND.OB) announced today that it has entered into an agreement and plan of merger with KC Holding Corporation and KC Merger Corp. Under the terms of the merger agreement, KC Merger Corp. will commence a cash tender offer for all of the issued and outstanding shares of common stock, $.0001 par value, of KENETECH at a price of $1.04 per share. Following the purchase of shares pursuant to the tender offer, KC Merger Corp. will merge with and into KENETECH and KENETECH will become a wholly-owned subsidiary of KC Holding Corporation. In the merger, the remaining stockholders of KENETECH will become entitled to receive the per share consideration paid in the tender offer. KC Holding Corporation is a subsidiary of ValueAct Capital Partners, L.P., and KC Merger Corp. is a subsidiary of KC Holding Corporation. Mark D. Lerdal, Chairman of the Board, Chief Executive Officer and President of KENETECH, has agreed with KC Holding Corporation and KC Merger Corp. not to tender any of the shares of KENETECH common stock held by him. Mr. Lerdal has agreed with KC Holding Corporation to contribute his shares to KC Holding Corporation in exchange for shares of capital stock in KC Holding Corporation.

The Board of Directors of KENETECH, based on the recommendation of a Special Committee consisting of independent members of the Board of Directors, has approved the tender offer and the merger and recommended that stockholders accept the offer.

The tender offer is subject to customary terms and conditions, including the tender of 85% of the outstanding shares of common stock (excluding those shares held by Mr. Lerdal), determined on a fully diluted basis. It is anticipated that the transaction will be completed by the end of 2000.

Notwithstanding its recommendation and consistent with the terms of the merger agreement, the Special Committee of the Board of Directors requested that the Special Committee's financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of KENETECH. If the Special Committee or KENETECH's Board of Directors, after consultation with its independent legal counsel, determines that taking such actions is appropriate in light of its fiduciary duties to KENETECH stockholders under applicable law, KENETECH may provide information to and engage in discussions and negotiations with such other parties and take other appropriate actions in connection with any such indicated interest.

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KENETECH has historically been involved in the development and management of independent power projects. KENETECH is currently participating with other parties in developing two electric generating facilities and one oriented strand-board facility.

ValueAct Capital Partners, L.P., is a San Francisco-based investment partnership formed to make minority investments, and a select number of control investments, in small-capitalization public companies.

For further information contact:

Dianne P. Urhausen
Telephone:  (415) 398-3825 ext. 8565

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of KENETECH. At the time KC Merger Corp. commences its offer, it will file a Tender Offer Statement with the U.S. Securities and Exchange Commission and KENETECH will file a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of KENETECH, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement will also be available for free at the Securities and Exchange Commission's Web site at www.sec.gov. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release when they become available because they will contain important information.

Except for the historical information contained herein, certain matters set forth in this press release concerning KENETECH are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties which may cause KENETECH's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

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